                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces Fourth Quarter and Full Year 2023 Results
Continued strong performance and year-over-year revenue growth in aerospace and defense
◦Q4 2023 sales of $1.06 billion, up 5% over Q4 2022; full year 2023 sales of $4.17 billion, up 9% over full year 2022
◦Q4 2023 net income attributable to ATI of $145.7 million, or $0.99 per share; full year 2023 net income attributable to ATI of $410.8 million, or $2.81 per share
◦Aerospace and defense represent 63% of Q4 2023 sales, up from 61% of Q3 2023 sales and 53% of Q4 2022 sales
◦Full year operating cash flow of $85.9 million, including $272.0 million of defined benefit pension plan contributions
◦Non-GAAP Information**
▪Q4 adjusted net income attributable to ATI of $93.0 million or $0.64 per share
▪Q4 2023 ATI adjusted EBITDA of $160.7 million, or 15.1% of sales
▪Full year Free Cash Flow of $164.7 million
DALLAS, TX--(PR Newswire)--February 1, 2024--ATI Inc. (NYSE: ATI) reported fourth quarter 2023 results, with sales of $1.06 billion and net income attributable to ATI of $145.7 million, or $0.99 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q4 2023	Q3 2023*	Change	Q4 2022*	Change

Sales	$1,064.0	$1,025.6	4%	$1,010.4	5%
Net income attributable to ATI	$145.7	$90.2	62%	$193.0	(25)%
Earnings per share	$0.99	$0.62	60%	$1.30	(24)%
Non-GAAP information**
Adjusted net income attributable to ATI**	$93.0	$94.2	(1)%	$92.7	—%
Adjusted earnings per share**	$0.64	$0.64	—%	$0.63	2%
ATI adjusted EBITDA**	$160.7	$162.6	(1)%	$155.9	3%
*Three months ended September 30, 2023 and December 31, 2022 reflect the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.
** Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

Adjusted earnings per share** for Q4 2023 was $0.64, and ATI adjusted EBITDA** was $160.7 million, or 15.1% of sales. Q4 2023 adjusted results exclude pre-tax charges of $88.3 million, primarily consisting of pension related settlement and remeasurement losses, charges associated with the transformation of our European operations and start-up costs. The after-tax impact, including the deferred tax asset valuation allowance release, of these special items is a benefit of $52.7 million, or $0.35 per share. Q3 2023 adjusted results exclude $4.2 million in pre-tax charges related to start-up costs and an unplanned outage, partially offset by restructuring credits. Q4 2022 adjusted results exclude $100.3 million of pre-tax gains that resulted from the annual remeasurement of pension plan assets and obligations. The reconciliations within the non-GAAP tables provides additional details on special items.

"ATI delivered a strong finish to 2023, with the highest quarterly revenue of the year," said Robert S. Wetherbee, Board Chair and CEO. "Full year sales grew by 9% over 2022 as demand for our differentiated materials accelerates. We made significant progress toward our strategy of aerospace and defense leadership, reaching 63% of total sales from those markets in the fourth quarter, up 10 percentage points over last year. We're rapidly progressing toward our goal of 65%,” he said.

“Growth in aerospace and defense drove results in our HPMC segment, with full-year sales up 29% and EBITDA margins up significantly over the prior year," said Wetherbee. "Full-year 2023 commercial airframe product sales in the segment were up 90% compared to the prior year, reflecting the strong demand for our materials as the aerospace ramp continues.”

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q4 2023	Q3 2023*	Q4 2022*
Sales	$582.5	$539.5	$445.9

Segment EBITDA	$125.1	$117.2	$83.6
% of Sales	21.5%	21.7%	18.7%
*Three months ended September 30, 2023 and December 31, 2022 reflect the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.

•HPMC’s fourth quarter 2023 sales increased $43 million, or 8%, compared to the third quarter 2023, primarily driven by growth in the jet engine market. Overall aerospace and defense sales were 86% of total HPMC sales in the fourth quarter 2023. Fourth quarter 2023 sales improved 31% compared to the fourth quarter 2022, with total aerospace and defense related sales increasing 35% compared to the prior year period.
•HPMC segment EBITDA was $125.1 million, or 21.5% of sales. Increased volumes on higher-margin next-generation commercial aerospace platforms continue to drive strong incremental margins.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q4 2023	Q3 2023*	Q4 2022*
Sales	$481.5	$486.1	$564.5

Segment EBITDA	$57.3	$61.5	$84.0
% of Sales	11.9%	12.7%	14.9%
*Three months ended September 30, 2023 and December 31, 2022 reflect the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.

•AA&S fourth quarter 2023 sales decreased by $5 million and $83 million compared to the third quarter 2023 and fourth quarter 2022, respectively. Sales of defense products increased 25% compared to the prior year period, partially offsetting lower sales from softness in general industrial markets.
•AA&S segment EBITDA was $57.3 million, or 11.9% of sales. Increases in titanium mill products deliveries were offset by reduced deliveries of nickel-based alloys in the fourth quarter 2023.

Corporate Items and Cash
•During the fourth quarter of 2023, ATI voluntarily changed the method of accounting for recognizing actuarial gains and losses for our defined benefit pension plans. This change has been applied to all defined benefit pension plans on a retrospective basis for all prior periods presented. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.
•In the fourth quarter, as previously announced, the Company transferred approximately 85% of its U.S. qualified defined benefit pension plan obligations and related assets to a third party insurance company through the purchase of group annuity contracts. The group annuity contracts were purchased using assets from ATI's master pension trust. This transaction resulted in a pension settlement loss of $41.7 million.
•As a result of the voluntary change in pension accounting policy, actuarial gains and losses are now reported in current period earnings. The 2023 remeasurements of pension plan assets and obligations resulted in actuarial losses of $26.8 million which were recognized in the fourth quarter. The fourth quarter 2022 remeasurement of pension plan assets and obligations resulted in a gain of $100.3 million being recognized in the fourth quarter 2022.
•Restructuring and other charges:
◦Fourth quarter 2023: $16.8 million includes pre-tax charges of $13.8 million of costs associated with the transformation of our European organization and $3.0 million for start-up costs.
◦Third quarter 2023: $4.2 million includes pre-tax charges of $2.8 million for start-up costs and $1.9 million of costs associated with an unplanned outage at our Lockport, NY melt facility, partially offset by $0.5 million of restructuring credits.
•Corporate expenses in the fourth quarter 2023 were $15.2 million, compared to $12.5 million in the third quarter 2023, and $14.0 million in the prior year quarter. Fourth quarter 2023 corporate expenses, compared to the third quarter 2023, increased in part due to higher incentive compensation.
•Closed operations and other expense was $6.5 million in the fourth quarter 2023, compared to $3.6 million in the third quarter 2023, and $2.3 million of income in the prior year quarter. Higher costs in the fourth quarter 2023, compared to the third quarter 2023, were associated with an outstanding insurance claim involving our captive insurance company.

•At December 31, 2023, ATI determined that a substantial portion of the income tax valuation allowances were no longer required due to improved profitability and exiting the three year cumulative loss for U.S. federal and state jurisdictions. As a result, a $137.4 million discrete tax benefit, primarily related to the reversal of the Company's valuation allowance, was recognized in the fourth quarter. Prospectively, the Company expects to record income tax expense using a tax rate between 22.5% and 23.5%. However, the Company does not expect to pay any significant U.S. federal or state income taxes until 2025 due to net operating loss carryforwards and carryover credits.
•Cash provided by operating activities was $86 million on a year-to-date basis. Excluding full year 2023 voluntary defined benefit pension contributions of $272 million, cash provided by operating activities would have been $358 million. Continued efforts to focus on operational improvements are positively impacting the inventory intensity of our business and alleviating the required investment of managed working capital in our growing business. Fourth quarter 2023 managed working capital as a percent of sales was 31.1%. Capital expenditures for the fourth quarter were $53 million and full year capital expenditures were $201 million.
•Cash on hand at December 31, 2023 was $744 million, and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $530 million. As of December 31, 2023, we had no outstanding borrowings on the ABL credit facility. ATI has no significant debt maturities until 2025.
•During the fourth quarter of 2023, the Company repurchased stock using the remaining $30 million of the $75 million repurchase plan approved by our Board of Directors in 2023. In addition, on November 29, 2023, our Board of Directors authorized the repurchase of an additional $150 million of ATI stock.
•As of December 31, 2023, our U.S. qualified defined benefit pension plan is 114% funded on a financial reporting basis. Our consolidated net pension liability, inclusive of obligations related to our qualified and nonqualifed defined benefit pension plans, was $9 million, or 97% funded on a financial reporting basis, a significant improvement compared to a $219 million liability, or 88% funded position, at December 31, 2022.

Full Year 2023 Results

	Full Year		Y-O-Y
($ in millions except per share amounts)	2023	2022*	Change

Sales	$4,173.7	$3,836.0	9%
Net income attributable to ATI	$410.8	$323.5	27%
Earnings per share	$2.81	$2.23	26%
Non-GAAP information**
Adjusted net income attributable to ATI**	$373.4	$351.2	6%
Adjusted earnings per share**	$2.56	$2.41	6%
ATI adjusted EBITDA**	$634.6	$612.8	4%
*Full year 2022 results reflect the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.
** Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

Full year results improved in 2023 as compared to 2022. Adjusted results for 2023 exclude pre-tax special charges totaling $104.3 million. However, the after-tax impact of the special items, including the deferred tax asset valuation allowance release, is a benefit of $37.4 million. Pre-tax special charges primarily consist of pension related settlement and remeasurement losses, charges associated with the transformation of our European operations, and start-up costs. Full year 2022 adjusted results excluded a loss on the sale of the Sheffield, UK operations and the costs associated with the settlement of litigation related to the 2016 idling of the Rowley, UT titanium sponge production facility. The 2022 charges were partially offset by gains that resulted from the annual remeasurement of pension plan asset and obligations as well as severance-related reserve adjustments based on changes in the planned operating rates and revised work force reduction estimates. The reconciliations within the non-GAAP tables provides additional details on special items.

Outlook

“There are now more commercial jet engines on firm industry backlog than at any time in history," said Wetherbee. "We are well-positioned to meet this record demand in our largest end market and to drive profitable growth," he said. "We have the right strategy, the right capabilities, and the right team to achieve our long-term targets. As our results demonstrate, we're on-track to deliver more than $5 billion in revenue and $1 billion in adjusted EBITDA by 2027."
***********
ATI will conduct a conference call with investors and analysts on Thursday, February 1, 2024, at 10:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2022, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2023	2023*	2022*	2023	2022*

Sales	$1,064.0	$1,025.6	$1,010.4	$4,173.7	$3,836.0

Cost of sales	858.3	831.0	824.7	3,371.1	3,121.8
Gross profit	205.7	194.6	185.7	802.6	714.2

Selling and administrative expenses	92.3	69.8	76.8	328.1	297.5
Restructuring charges (credits)	5.5	(0.5)	0.2	7.7	(4.8)
Loss (gain) on asset sales and sales of businesses, net	(0.4)	0.1	—	0.4	105.4
Operating income	108.3	125.2	108.7	466.4	316.1
Nonoperating retirement benefit income (expense)	(72.4)	(2.4)	109.6	(79.7)	138.4
Interest expense, net	(27.8)	(23.8)	(19.6)	(92.8)	(87.4)
Other income (expense), net	—	—	2.8	1.3	(12.5)
Income before income taxes	8.1	99.0	201.5	295.2	354.6
Income tax provision (benefit)	(141.1)	4.9	4.2	(128.2)	15.5
Net income	$149.2	$94.1	$197.3	$423.4	$339.1
Less: Net income attributable to noncontrolling interests	3.5	3.9	4.3	12.6	15.6
Net income attributable to ATI	$145.7	$90.2	$193.0	$410.8	$323.5

Basic net income attributable to ATI per common share	$1.15	$0.70	$1.49	$3.21	$2.54

Diluted net income attributable to ATI per common share	$0.99	$0.62	$1.30	$2.81	$2.23

*Three months ended September 30, 2023 and December 31, 2022 and Fiscal Year ended December 31, 2022 reflect the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2023	2023*	2022*	2023	2022*
Sales:
High Performance Materials & Components	$582.5	$539.5	$445.9	$2,120.2	$1,641.2
Advanced Alloys & Solutions	481.5	486.1	564.5	2,053.5	2,194.8
Total external sales	$1,064.0	$1,025.6	$1,010.4	$4,173.7	$3,836.0

EBITDA:
High Performance Materials & Components	$125.1	$117.2	$83.6	$433.6	$303.4
% of Sales	21.5%	21.7%	18.7%	20.5%	18.5%
Advanced Alloys & Solutions	57.3	61.5	84.0	276.6	375.3
% of Sales	11.9%	12.7%	14.9%	13.5%	17.1%
Total segment EBITDA	182.4	178.7	167.6	710.2	678.7
% of Sales	17.1%	17.4%	16.6%	17.0%	17.7%
Corporate expenses	(15.2)	(12.5)	(14.0)	(62.3)	(60.3)
Closed operations and other income (expense)	(6.5)	(3.6)	2.3	(13.3)	(5.6)
ATI Adjusted EBITDA	$160.7	$162.6	$155.9	$634.6	$612.8

Depreciation & amortization (a)	(39.5)	(35.6)	(35.8)	(146.1)	(142.9)
Interest expense, net	(27.8)	(23.8)	(19.6)	(92.8)	(87.4)
Restructuring and other charges	(16.8)	(4.2)	(0.2)	(31.4)	(23.7)
Loss on asset sales and sales of businesses, net	—	—	—	(0.6)	(105.4)
Pension remeasurement gain (loss)	(26.8)	—	100.3	(26.8)	100.3
Pension settlement loss	(41.7)	—	—	(41.7)	—
Joint venture restructuring credit	—	—	0.9	—	0.9
Income before income taxes	$8.1	$99.0	$201.5	$295.2	$354.6

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2023	2023	2022	2023	2022
High Performance Materials & Components	$19.3	$16.5	$16.8	$71.1	$68.3
Advanced Alloys & Solutions	18.3	17.3	17.4	67.9	67.4
Other	1.9	1.8	1.6	7.1	7.2
Total depreciation & amortization	$39.5	$35.6	$35.8	$146.1	$142.9
*Three months ended September 30, 2023 and December 31, 2022 and Fiscal Year ended December 31, 2022 reflect the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	December 31	December 31
	2023	2022*
ASSETS

Current Assets:
Cash and cash equivalents	$743.9	$584.0
Accounts receivable, net of allowances for doubtful accounts	625.0	579.2
Short-term contract assets	59.1	64.1
Inventories, net	1,247.5	1,195.7
Prepaid expenses and other current assets	62.2	53.4
Total Current Assets	2,737.7	2,476.4

Property, plant and equipment, net	1,665.9	1,549.1
Goodwill	227.2	227.2
Other assets	354.3	192.9

Total Assets	$4,985.1	$4,445.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$524.8	$553.3
Short-term contract liabilities	163.6	149.1
Short-term debt and current portion of long-term debt	31.9	41.7
Other current liabilities	256.8	219.8
Total Current Liabilities	977.1	963.9

Long-term debt	2,147.7	1,706.3
Accrued postretirement benefits	175.2	184.9
Pension liabilities	39.7	225.6
Other long-term liabilities	164.9	207.7
Total Liabilities	3,504.6	3,288.4

Total ATI stockholders' equity	1,373.0	1,045.9
Noncontrolling interests	107.5	111.3
Total Equity	1,480.5	1,157.2

Total Liabilities and Equity	$4,985.1	$4,445.6

*December 31, 2022 reflects the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. There were no adjustments to December 31, 2022 as presented above as a result of this change. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year Ended
	December 31	December 31
	2023	2022*

Operating Activities:
Net income	$423.4	$339.1

Depreciation and amortization	146.1	142.9
Share-based compensation	29.1	26.0
Deferred taxes	(138.2)	(0.1)
Net gain from disposal of property, plant and equipment	(0.6)	(0.9)
Loss on sales of businesses	0.6	112.2
Non-cash impairment charges	3.0	—
Changes in operating assets and liabilities:
Inventories	(51.8)	(190.8)
Accounts receivable	(46.1)	(128.5)
Accounts payable	(29.8)	156.1
Retirement benefits	(218.2)	(210.5)
Accrued liabilities and other	(31.6)	(20.6)
Cash provided by operating activities	85.9	224.9
Investing Activities:
Purchases of property, plant and equipment	(200.7)	(130.9)
Proceeds from disposal of property, plant and equipment	3.8	3.1
Proceeds from sales of business, net of transaction costs	(0.3)	0.3
Other	4.0	0.8
Cash used in investing activities	(193.2)	(126.7)
Financing Activities:
Borrowings on long-term debt	425.0	—
Payments on long-term debt and finance leases	(25.2)	(23.1)
Net payments under credit facilities	(14.0)	(5.6)
Debt issuance costs	(6.2)	—
Purchase of treasury stock	(85.2)	(139.9)
Sale to noncontrolling interests	—	6.4
Dividends paid to noncontrolling interests	(16.0)	(34.0)
Taxes on share-based compensation and other	(11.2)	(5.7)
Cash provided by (used in) financing activities	267.2	(201.9)
Increase (decrease) in cash and cash equivalents	159.9	(103.7)
Cash and cash equivalents at beginning of period	584.0	687.7
Cash and cash equivalents at end of period	$743.9	$584.0

*Fiscal Year ended December 31, 2022 reflects the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended						Fiscal Year Ended
	December 31		September 30		December 31		December 31		December 31
	2023		2023		2022		2023		2022
Market
Aerospace & Defense:
Jet Engines- Commercial	$352.3	33%	$329.4	32%	$305.6	30%	$1,333.5	32%	$1,063.5	28%
Airframes- Commercial	201.7	19%	203.6	20%	137.7	14%	739.4	18%	468.9	12%
Defense	112.5	11%	92.8	9%	97.0	9%	401.9	9%	341.2	9%
Total Aerospace & Defense	$666.5	63%	$625.8	61%	$540.3	53%	$2,474.8	59%	$1,873.6	49%
Energy:
Oil & Gas	88.8	8%	87.0	8%	121.3	12%	414.6	10%	476.7	13%
Specialty Energy	60.4	6%	61.9	6%	79.3	8%	273.2	7%	276.6	7%
Total Energy	149.2	14%	148.9	14%	200.6	20%	687.8	17%	753.3	20%
Medical	52.5	5%	47.5	5%	40.0	4%	176.9	4%	163.1	4%
Automotive	50.4	5%	48.1	5%	66.0	6%	210.7	5%	302.1	8%
Electronics	44.7	4%	44.8	4%	50.5	5%	159.9	4%	200.0	5%
Construction/Mining	34.1	3%	40.0	4%	36.7	4%	162.9	4%	176.4	5%
Food Equipment & Appliances	13.3	1%	16.2	2%	16.6	2%	71.9	2%	158.5	4%
Other	53.3	5%	54.3	5%	59.7	6%	228.8	5%	209.0	5%
Total	$1,064.0	100%	$1,025.6	100%	$1,010.4	100%	$4,173.7	100%	$3,836.0	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2023	2023	2022	2023	2022
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	44%	47%	50%	49%	52%
Titanium and titanium-based alloys	21%	19%	14%	17%	11%
Precision forgings, castings and components	19%	18%	16%	17%	15%
Precision rolled strip products	9%	9%	13%	10%	14%
Zirconium and related alloys	7%	7%	7%	7%	8%
Total	100%	100%	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2023	2023*	2022*	2023	2022*
Numerator for Basic net income per common share -
Net income attributable to ATI	$145.7	$90.2	$193.0	$410.8	$323.5
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	—	—	—	—	2.2
3.5% Convertible Senior Notes due 2025	2.7	2.7	2.7	10.6	11.3
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$148.4	$92.9	$195.7	$421.4	$337.0

Denominator for Basic net income per common share -
Weighted average shares outstanding	127.2	128.1	129.1	128.1	127.5
Effect of dilutive securities:
Share-based compensation	3.4	3.3	2.5	3.1	2.1
4.75% Convertible Senior Notes due 2022	—	—	—	—	2.8
3.5% Convertible Senior Notes due 2025	18.8	18.8	18.8	18.8	18.8
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	149.4	150.2	150.4	150.0	151.2

Basic net income attributable to ATI per common share	$1.15	$0.70	$1.49	$3.21	$2.54

Diluted net income attributable to ATI per common share	$0.99	$0.62	$1.30	$2.81	$2.23

*Three months ended September 30, 2023 and December 31, 2022 and Fiscal Year ended December 31, 2022 reflect the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, we believe that EBITDA and Adjusted EBITDA are useful to investors because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in this press release:

	Three Months Ended			Fiscal Year Ended
	December 31 2023	September 30 2023*	December 31 2022*	December 31 2023	December 31 2022*

Net income attributable to ATI	$145.7	$90.2	$193.0	$410.8	$323.5
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	19.8	4.2	—	35.2	23.5
Pension remeasurement loss (gain) (b)	26.8	—	(100.3)	26.8	(100.3)
Pension settlement loss (c)	41.7	—	—	41.7	—
Loss on asset sales and sales of businesses, net (d)	—	—	—	0.6	105.4
Total pre-tax adjustments	88.3	4.2	(100.3)	104.3	28.6

Net change in deferred taxes and valuation allowance (f)	(137.4)	—	—	(137.4)	—
Income tax on pre-tax adjustments for special items	(3.6)	(0.2)	—	(4.3)	(0.9)

Net income attributable to ATI excluding special items	$93.0	$94.2	$92.7	$373.4	$351.2

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2023		September 30, 2023*		December 31, 2022*
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income per common share -
Net income attributable to ATI	$145.7	$93.0	$90.2	$94.2	$193.0	$92.7
Effect of dilutive securities	2.7	2.7	2.7	2.7	2.7	2.7
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$148.4	$95.7	$92.9	$96.9	$195.7	$95.4

Denominator for Basic net income per common share -
Weighted average shares outstanding	127.2	127.2	128.1	128.1	129.1	129.1
Effect of dilutive securities	22.2	22.2	22.1	22.1	21.3	21.3
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	149.4	149.4	150.2	150.2	150.4	150.4

Diluted net income attributable to ATI per common share	$0.99	$0.64	$0.62	$0.64	$1.30	$0.63

	Fiscal Year Ended
	December 31, 2023		December 31, 2022*
	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income per common share -
Net income attributable to ATI	$410.8	$373.4	$323.5	$351.2
Effect of dilutive securities	10.6	10.6	13.5	13.5
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$421.4	$384.0	$337.0	$364.7

Denominator for Basic net income per common share -
Weighted average shares outstanding	128.1	128.1	127.5	127.5
Effect of dilutive securities	21.9	21.9	23.7	23.7
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	150.0	150.0	151.2	151.2

Diluted net income attributable to ATI per common share	$2.81	$2.56	$2.23	$2.41

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended			Fiscal Year Ended
	December 31 2023	September 30 2023*	December 31 2022*	December 31 2023	December 31 2022*
Net income attributable to ATI	$145.7	$90.2	$193.0	$410.8	$323.5
Net income attributable to noncontrolling interests	3.5	3.9	4.3	12.6	15.6
Net income	149.2	94.1	197.3	423.4	339.1
(+) Depreciation and Amortization	39.5	35.6	35.8	146.1	142.9
(+) Interest Expense	27.8	23.8	19.6	92.8	87.4
(+/-) Income Tax Provision (Benefit)	(141.1)	4.9	4.2	(128.2)	15.5
(+) Restructuring and other charges (a)	16.8	4.2	0.2	31.4	23.7
(+/-) Pension remeasurement loss (gain) (b)	26.8	—	(100.3)	26.8	(100.3)
(+) Pension settlement loss (c)	41.7	—	—	41.7	—
(-) Joint venture restructuring credit (e)	—	—	(0.9)	—	(0.9)
(+) Loss on asset sales and sales of businesses, net (d)	—	—	—	0.6	105.4
ATI Adjusted EBITDA	$160.7	$162.6	$155.9	$634.6	$612.8
Corporate expenses	15.2	12.5	14.0	62.3	60.3
Closed operations and other expense (income)	6.5	3.6	(2.3)	13.3	5.6
Total segment EBITDA	$182.4	$178.7	$167.6	$710.2	$678.7
*Three months ended September 30, 2023 and December 31, 2022 and Fiscal Year ended December 31, 2022 reflect the change in accounting policy for recognizing actuarial gains and losses for the Company's defined benefit pension plans. Additional details related to the policy change were furnished in our Current Report on Form 8-K dated January 19, 2024.
(a) Fourth quarter 2023 includes pre-tax charges totaling $19.8 million, which include $3.0 million of start up costs, $5.5 million of severance-related restructuring charges primarily for the restructuring of our European operations, and $11.3 million for asset write-offs associated with the restructuring of our European operations, of which $3.0 million was accelerated depreciation on fixed assets and is included in depreciation and amortization in the above table. Third quarter 2023 includes pre-tax charges totaling $4.2 million, which include $2.8 million for start-up costs and $1.9 million of costs associated with an unplanned outage at our Lockport, NY melt facility, partially offset by $0.5 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Fourth quarter 2022 includes a $0.2 million pre-tax restructuring charge. Full year 2023 results includes pre-tax charges totaling $35.2 million, which include $11.5 million of start up costs, $1.9 million of costs associated with an unplanned outage at our Lockport, NY facility, $7.7 million of severance-related restructuring charges primarily for the restructuring of our European operations and for reductions across ATI’s domestic operations in conjunction with the continued transformation, and $14.1 million for asset write-offs primarily for the restructuring of our European operations and the closure of our Robinson, PA operations, of which $3.8 million was accelerated depreciation on fixed assets and is included in depreciation and amortization in the above table. Full year 2022 results includes a $28.5 million pre-tax litigation reserve, partially offset by a $4.8 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.

(b) Fourth quarter and full year 2023 results include a $26.8 million loss and the fourth quarter and full year 2022 results include a $100.3 million gain for actuarial gains and losses arising from the remeasurement of the Company’s pension assets and obligations.

(c) On October 17, 2023, we completed a voluntary cash out for term vested employees and annuity buyouts related to approximately 8,200 U.S. qualified defined benefit pension plan participants. As a result, fourth quarter and full year 2023 results include a $41.7 million pretax settlement loss.

(d) Full year 2023 results include a $0.6 million loss on the sale of our Northbrook, IL operation. Full year 2022 results include a $112.2 million loss on the sale of our Sheffield, UK operations, which was completed in the second quarter 2022. This loss includes $26.8 million related to the UK defined benefit pension plan, of which $26.1 million was reported as a net pension asset and $0.7 million in accumulated other comprehensive loss, and $20.0 million of cumulative translation adjustment foreign exchange losses. This loss was offset by a $6.8 million pre-tax gain on the sale of our small Pico Rivera, CA operations as part of our strategy to exit from standard stainless products.

(e) Full year and fourth quarter 2022 results include a $0.9 million pre-tax credit for ATI’s 50% share of Allegheny & Tsingshan Stainless joint venture’s credit for restructuring charges.

(f) Fourth quarter and full year 2023 results includes a $140.3 million discrete tax benefit primarily related to the reversal of a portion of deferred tax valuation allowances due to exiting the three-year cumulative loss condition for U.S. Federal and state jurisdictions at year-end 2023, partially offset by a $2.9 million charge for withholding taxes associated with the restructuring of our European operations.

Free Cash Flow
Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plans.

Fiscal Year Ended
December 31, 2023
Cash provided by operating activities	$85.9
Add back: cash contributions to U.S. qualified defined pension plans	272.0
Cash provided by operating activities excluding pension contributions	357.9
Cash used in investing activities	(193.2)
Free Cash Flow as defined by ATI	$164.7

Managed Working Capital
As part of managing the performance of our business, we focus on controlling Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business.

	December 31	September 30	December 31
	2023	2023	2022

Accounts receivable	$625.0	$683.0	$579.2
Short-term contract assets	59.1	56.6	64.1
Inventory	1,247.5	1,353.9	1,195.7
Accounts payable	(524.8)	(435.0)	(553.3)
Short-term contract liabilities	(163.6)	(110.2)	(149.1)
Subtotal	1,243.2	1,548.3	1,136.6

Allowance for doubtful accounts	3.2	3.7	7.7
Inventory reserves	75.5	85.1	70.9
Managed working capital	$1,321.9	$1,637.1	$1,215.2

Annualized prior 3 months sales	$4,255.8	$4,102.6	$4,041.9

Managed working capital as a
% of annualized sales	31.1%	39.9%	30.1%

Change in managed working capital:
Year-to-date 2023	$106.7
Q4 2023	$(315.2)